[Spartan Motors, Inc. letterhead]


                                  [date]

Dear Shareholder:

          In less than three weeks, the annual meeting of shareholders of Spartan Motors, Inc. will be held to vote on several proposals, which are described in detail in the 1996 Proxy Statement, previously distributed on May 1, 1996. We have not yet received your proxy.

          YOUR VOTE IS IMPORTANT, regardless of the number of shares which you may own. Please take this opportunity to vote on these important matters. Please sign, date, and return the enclosed proxy card in the enclosed envelope at your earliest convenience.

          Your Board of Directors recommends that YOU VOTE FOR election of all nominees as directors; FOR approval of the Restated Articles of Incorporation; FOR approval of the amendment to the 1988 Nonqualified Stock Option Plan; and FOR approval of the 1996 Stock Option and Restricted Stock Plan for Outside Market Advisors.

          Your support is greatly appreciated. On behalf of your Board of Directors and management, thank you for your continued interest in and support of Spartan Motors, Inc.

                                        Sincerely,



                                        George W. Sztykiel
                                        Chief Executive Officer and
                                         Chairman of the Board of Directors